Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, amendment 4 , is a part, of the report dated March 13, 2014 relative to the financial statements of Spiral Energy Tech., Inc. (fka Solid Solar Energy, Inc.) as of December 31, 2013, 2012 and for the years then ended and for the period January 18, 2008 (date of inception) through December 31, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Messineo & Co., CPAs, LLC
Clearwater, FL
July 8, 2014